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PROGRESSIVE BANK, INC.                              NEWS RELEASE
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1301 Route 52  P.O. Box 700 Fishkill, NY 12524-700
TEL:  914-897-7412    FAX: 914-897-7410



FOR IMMEDIATE RELEASE
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DATE:  October 22, 1997            CONTACT:  PETER VAN KLEECK
                                             PRESIDENT AND CEO
                                             (914) 897-7400


                       PROGRESSIVE BANK, INC.
                   ADOPTS SHAREHOLDER RIGHTS PLAN
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     FISHKILL, NEW YORK (NASDAQ:PSBK)..... Progressive Bank,
Inc., parent company of Pawling Savings Bank, adopted a Share-

holder Rights Plan. The Plan is designed to protect shareholders' interests in the event of an unfair and coercive takeover attempt.

     The Shareholder Rights Plan entitles each holder of Progressive Bank, Inc. common stock to purchase the Company's stock at a discount price in the event any person or group of persons exceeds predetermined ownership limitations of the Company's outstanding common stock.

     According to Peter Van Kleeck, President and Chief Executive Officer, "The Rights Plan is intended to assure that all of Progressive Bank's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company. The Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

     "Our principal objective," Mr. Van Kleeck said, "is to continue to build long-term value for our shareholders."

     The Rights Plan applies to shares held on the record date of October 15, 1997. However, rights issued under the Plan will not be exercisable initially. They will trade with the Company's common stock and no certificates will be issued until certain triggering events occur.

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